Exhibit 99.2

FINAL FOR GLOBENEWSWIRE

Opus Genetics Announces Successful FDA Meeting Supporting Advancement of OPGx-LCA5 Toward Pivotal Trial for LCA5-Related Inherited Retinal Disease

•	Outcome of Regenerative Medicine Advanced Therapy (RMAT) meeting provides the potential for an accelerated regulatory pathway to approval of OPGx-LCA5

•	First participant enrolled in run-in period for planned adaptive Phase 3 trial

•	Company intends to apply for the FDA’s new Rare Disease Evidence Principles (RDEP) review process

•	OPGx-LCA5 has the potential to be the first gene therapy and one-time treatment for Leber congenital amaurosis (LCA) type 5

•	Recent $23 million financing led by Perceptive Advisors and Balyasny Asset Management to advance LCA5 and BEST1 programs and fund current operating plans into second half of 2027

RESEARCH TRIANGLE PARK, N.C. - November 6, 2025 - Opus Genetics, Inc. (Nasdaq: IRD) (the “Company” or “Opus Genetics”), a clinical-stage biopharmaceutical company developing gene therapies for inherited retinal diseases (IRDs) and small-molecule therapies for other ophthalmic disorders, today announced the successful completion of a Type B Regenerative Medicine Advanced Therapy (RMAT) meeting with the U.S. Food and Drug Administration (FDA) regarding OPGx-LCA5, its gene therapy candidate for Leber congenital amaurosis (LCA) caused by mutations in the LCA5 gene.

The meeting provided constructive feedback from the FDA on key elements of Opus’s registration strategy, including Chemistry, Manufacturing and Controls (CMC), and the pivotal trial design. The FDA acknowledged the significant unmet medical need for individuals with LCA5-related blindness and reaffirmed its commitment to regulatory flexibility for rare genetic diseases.

“The FDA’s guidance provides confidence in our path to approval for OPGx-LCA5,” said George Magrath, M.D., Chief Executive Officer, Opus Genetics. “Importantly, we expect to be able to advance our ongoing trial using an adaptive design that includes a Phase 3 portion which will avoid the requirement for a separate registrational trial. Given the severe nature of the disease, we are actively identifying patients who may qualify for the Phase 3 and enrolling them into the planned run-in period to monitor their disease. This productive RMAT interaction represents an important milestone as we continue working closely with the FDA to bring sight-restoring gene therapies to patients who currently have no approved treatment options. We look forward to meeting with the FDA again in the coming months.”

To date in the Phase 1/2 portion of the trial, six late-stage participants have been treated with OPGx-LCA5, and all six have experienced clinically meaningful improvements in vision, providing evidence of biological activity with the potential for functional restoration of vision in individuals with advanced disease.

Opus will incorporate the FDA’s feedback into its updated clinical development and CMC plans for the Phase 3 portion of the study to include enrolling as few as 8 participants in a single arm, 12-month study utilizing an adaptive design, which provides flexibility on endpoints and number of participants, reflective of LCA5 as a rare condition with an urgent medical need.

The Company expects the Phase 3 portion of the trial will include a run-in period prior to dosing to evaluate the natural history of each participant to serve as their own control in the study. Opus is actively identifying patients for this segment and has enrolled the first participant. Efficacy and safety will be assessed using measures such as visual acuity, full-field stimulus testing, microperimetry, and Multi-Luminance Orientation and Mobility Test (MLoMT). Following availability of validated clinical drug supply manufactured with the intended commercial processes, dosing with OPGx-LCA5 is anticipated in the second half of 2026, with topline clinical data expected approximately one year later.

“With recent financing secured, we are strongly positioned to advance our LCA5 program with the rigor and urgency this patient community deserves. As we progress into our LCA5 pivotal trial and initiate clinical testing in our second gene therapy program for the treatment of BEST1-related disease, we are entering the next stage of growth as we build the world’s leading portfolio of gene therapies for inherited retinal diseases,” concluded Dr. Magrath.

In September 2025, the FDA introduced the Rare Disease Evidence Principles (RDEP) review process to facilitate the approval of drugs to treat rare diseases with very small patient populations with significant unmet medical need and with a known genetic defect that is the major driver of the pathophysiology. With a patient population of less than 1,000, Opus believes that its LCA5 program meets the eligibility criteria for the RDEP process and plans to submit an application.

About OPGx-LCA5

OPGx-LCA5 is designed to address a form of Leber congenital amaurosis (LCA) due to biallelic mutations in the LCA5 gene (LCA5), which encodes the lebercilin protein. LCA5-associated inherited retinal disease is an early-onset severe inherited retinal dystrophy. Studies in patients with this mutation have reported evidence for the dissociation of retinal architecture and visual function in this disease, suggesting an opportunity for therapeutic intervention through gene augmentation. OPGx-LCA5 uses an adeno-associated virus 8 (AAV8) vector to precisely deliver a functional LCA5 gene to the outer retina. OPGx-LCA5 is currently being evaluated in a Phase 1/2 clinical trial at the University of Pennsylvania. Data from pediatric participants demonstrated large gains in cone-mediated vision, and the therapy remains well tolerated with no ocular serious adverse events or dose-limiting toxicities. The adult cohort showed durable improvements in cone sensitivity and visual function out to 18 months. OPGx-LCA5 has received Rare Pediatric Disease, Orphan Drug and Regenerative Medicine Advanced Therapy (RMAT) designations from the FDA.

About Leber Congenital Amaurosis (LCA) and LCA5

Leber congenital amaurosis (LCA) is a group of inherited retinal diseases characterized by severely impaired vision or blindness at birth. Some retinal experts consider LCA to be a severe form of retinitis pigmentosa (RP). The condition is caused by degeneration and/or dysfunction of photoreceptors, the cells in the retina that make vision possible. Mutations in one of more than two dozen genes can cause LCA.

LCA5 is an ultra-rare disease caused by mutations in the LCA5 gene, which encodes lebercilin, a protein essential for photoreceptor structure and function. LCA5 accounts for roughly 2% of all LCA cases, or approximately 200 patients. There are currently no approved therapies for LCA5-related inherited retinal degeneration, making gene therapy a potentially transformative approach.

About Opus Genetics

Opus Genetics is a clinical-stage biopharmaceutical company developing gene therapies for the treatment of inherited retinal diseases (IRDs) and small molecule therapies for other ophthalmic disorders. The Company’s pipeline features AAV-based gene therapies targeting inherited retinal diseases including Leber congenital amaurosis (LCA), bestrophinopathy, and retinitis pigmentosa. Its lead gene therapy candidates are OPGx-LCA5, which is in an ongoing Phase 1/2 trial for LCA5-related mutations, and OPGx-BEST1, a gene therapy targeting BEST1-related retinal degeneration. Opus Genetics is also advancing Phentolamine Ophthalmic Solution 0.75%, a partnered therapy currently approved in one indication and being studied in two Phase 3 programs for presbyopia and reduced low light vision and nighttime visual disturbances. The Company is based in Research Triangle Park, NC. For more information, visit www.opusgtx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the clinical development of, and clinical results and future plans for, OPGx-LCA5, potential meetings with the FDA regarding our OPGx-LCA5 program, and expectations regarding us, our business prospects, and our results of operations and are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise.

Contacts:

Investors
Jenny Kobin
Remy Bernarda
IR Advisory Solutions
ir@opusgtx.com

Media
Kimberly Ha
KKH Advisors
917-291-5744
kimberly.ha@kkhadvisors.com